Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Reports Strong Third Quarter 2008 Results
45 Percent Revenue Growth Driven By Strong Performance in Both Divisions;
Management Adjusts Full Year Financial Expectations to Reflect Acquisition
BEDFORD, Mass., Oct 22, 2008 – iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter ended September 27, 2008. Revenue for the third quarter of 2008 grew 44.8 percent to $92.4 million, compared with $63.8 million for the same quarter one year ago. Revenue for the first nine months increased 44.3 percent to $216.9 million from $150.3 million for the first nine months of 2007.
Gross profit for the third quarter increased to $28.9 million (31.3 percent of revenue), compared with $20.1 million (31.5 percent of revenue) in the third quarter of 2007. In the first nine months of 2008 gross profit totaled $60.8 million (28.0 percent of revenue) up from $46.5 million (30.9 percent of revenue) in the first nine months of 2007.
Net income in the third quarter of 2008 was $3.9 million compared with a net loss in the third quarter of 2007 of $1.4 million. Net loss in the first nine months of 2008 was $4.7 million compared with a net loss of $11.7 million for the same period in 2007. Earnings per share for the third quarter of 2008 was $0.15 compared with net loss per share of $0.06 for the third quarter of 2007. For the first nine months of 2008, net loss per share was $0.19 compared with $0.48 for the same period in 2007.
“Given the increasing economic headwinds, I am especially excited to report our 17th consecutive quarter of year-over-year revenue growth. Both businesses have executed well to date, delivering consolidated quarterly results that exceeded expectations. In the Government & Industrial division, we now have 100 percent visibility of our revenue prospects for the full year,” said Colin Angle, chief executive officer of iRobot. “There is continuing uncertainty in the retail sector and our expectations for the rest of 2008 reflect our best view at this time given the current environment. In light of economic uncertainties, continuing focus on improved liquidity and working capital management is critically important to the company,” he added.
Business Highlights:
•	In the third quarter, total home robot revenue increased 56 percent year-over-year. International home robot revenue was more than double the level of Q3 2007 and comprised approximately 26 percent of total home robot revenue in the quarter.
•	Government & Industrial division delivered a record 319 iRobot PackBots in the third quarter, driving a 31 percent revenue increase over Q3 2007.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

•	In the third quarter, iRobot received $40 million in orders for robots and spare parts under its current $286 million xBot contract with the U.S. Army Program Executive Office for Simulation, Training, and Instrumentation (PEO STRI).
•	iRobot announced its acquisition of Nekton Research, LLC, an unmanned underwater robot and technology company based in Raleigh-Durham, North Carolina.
•	On October 6, the company’s portfolio of auction rate security investments was redeemed at par for $16.2 million.
Financial Expectations
Based on financial results for the first nine months of 2008 and the acquisition of Nekton, management today is increasing its outlook for revenue and adjusting its pre-tax expectations for full year to reflect the previously disclosed impact of the acquisition and current market conditions. Management expects revenues for the full year 2008 to be between $310 million and $315 million. Based on an estimated pre-tax loss of approximately $1 million from Nekton, coupled with continuing uncertainty about the retail market, management now expects pre-tax income of $4 - $5 million for the full year. Pre-tax income excluding Nekton remains consistent with the low end of prior guidance, and the high end of the range has been adjusted to reflect market uncertainty. The effective tax rate is expected to be 48.8 percent for the full year. The resulting EPS for the year is expected to be $0.08 - $0.10.
Third Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fiscal quarter ended September 27, 2008, business outlook and outlook for future financial performance. To access the call, investors should dial 719-325-4914 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on October 30, and can be accessed by dialing 719-457-0820, access code 8467473.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people with smarter ways to clean, and our government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot AWARE™ robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, its revenue, pre-tax income and earnings per share for full year 2008, its effective tax rate for full year 2008, and demand for and market acceptance of its
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: general economic conditions, our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Revenue
Product revenue	$87,224	$58,667	$198,475	$134,149
Contract revenue	5,191	5,173	18,444	16,192

Total	92,415	63,840	216,919	150,341

Cost of Revenue
Product revenue	58,371	39,186	138,948	89,910
Contract revenue	5,114	4,542	17,213	13,978

Total	63,485	43,728	156,161	103,888

Gross Profit	28,930	20,112	60,758	46,453

Operating Expense
Research & development	4,940	4,739	13,631	13,074
Selling & marketing	10,522	11,115	35,451	30,108
General & administrative	7,578	6,459	21,696	17,538

Total	23,040	22,313	70,778	60,720

Operating (loss) income	5,890	(2,201)	(10,020)	(14,267)
Other income, net	180	845	917	2,663

Pre-tax (loss) income	6,070	(1,356)	(9,103)	(11,604)
Income tax expense (benefit)	2,218	22	(4,437)	51

Net (loss) income	$3,852	$(1,378)	$(4,666)	$(11,655)

Net (loss) income per common share:
Basic	$0.16	$(0.06)	$(0.19)	$(0.48)
Diluted	$0.15	$(0.06)	$(0.19)	$(0.48)

Shares used in Per Common Share Calculations:
Basic	24,712	24,337	24,614	24,156
Diluted	25,536	24,337	24,614	24,156

Stock-based compensation included in above figures:
Cost of product revenue	$184	$162	$554	$521
Cost of contract revenue	127	81	300	292
Research & development	131	134	226	252
Selling & marketing	305	226	733	833
General & administrative	1,090	627	2,495	1,517

Total	$1,837	$1,230	$4,308	$3,415

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	September 27,	December 29,
	2008	2007
	(unaudited)	(audited)
Assets

Cash and equivalents	$10,515	$26,735
Short term investments	16,197	16,550
Accounts receivable, net	46,321	47,681
Unbilled revenues	2,272	2,244
Inventory, net	42,596	45,222
Deferred tax assets	5,905	5,905
Other current assets	9,228	2,268

Total current assets	133,034	146,605
Property, plant and equipment, net	24,139	15,694
Deferred tax assets	4,293	4,293
Other assets	12,371	2,500

Total assets	$173,837	$169,092

Liabilities and stockholders’ equity

Accounts payable	$31,870	$44,697
Accrued expenses	9,392	7,987
Accrued compensation	8,262	4,603
Deferred revenue	2,733	1,578

Total current liabilities	52,257	58,865

Long term liabilities	10,052	—

Stockholders’ equity	111,528	110,227

Total liabilities and stockholders’ equity	$173,837	$169,092

iRobot Corporation
Consolidated Statement of Cash Flows
(in thousands)

	For the three months ended		For the nine months ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net (loss) income	$3,852	$(1,378)	$(4,666)	$(11,655)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	1,844	1,530	5,135	3,989
Loss on disposal of fixed assets	12	13	80	48
Stock-based compensation	1,837	1,230	4,308	3,415
In-process research and development relating to acquisition of Nekton Research LLC	200	—	200	—
Non-cash director deferred compensation	24	28	71	83
Changes in working capital — (use) source
Accounts receivable	(21,598)	(17,478)	1,830	(6,647)
Unbilled revenue	(82)	(1,268)	(28)	(796)
Inventory	692	(21,703)	2,626	(22,821)
Other assets	1,186	(59)	(6,930)	824
Accounts payable	7,192	18,842	(13,540)	18,263
Accrued expenses	1,226	102	1,405	(1,919)
Accrued compensation	1,481	2,075	3,503	2,361
Deferred revenue	1,755	(774)	1,127	683
Change in long term liabilities	(107)	—	4,552	—

Net cash used in operating activities	(486)	(18,840)	(327)	(14,172)

Cash flows from investing activities:
Purchase of property and equipment	(1,312)	(2,535)	(13,589)	(6,456)
Purchase of Nekton Research LLC, net of cash received	(9,745)	—	(9,745)	—
Purchases of investments	—	(22,750)	(29,997)	(44,750)
Sales of investments	1,300	56,450	30,350	83,250

Net cash provided by (used in) investing activities	(9,757)	31,165	(22,981)	32,044

Cash flows from financing activities:
Borrowings under revolving line of credit	5,500	—	5,500	—
Income tax withholding payment associated with stock option exercise	—	—	—	(1,588)
Proceeds from stock option exercises	176	614	908	1,333
Tax benefit of disqualifying dispositions	322	—	680	—

Net cash provided by (used in) financing activities	5,998	614	7,088	(255)

Net increase (decrease) in cash and cash equivalents	(4,245)	12,939	(16,220)	17,617
Cash and cash equivalents, at beginning of period	14,760	10,261	26,735	5,583

Cash and cash equivalents, at end of period	$10,515	$23,200	$10,515	$23,200

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the nine months ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Revenue by business unit (in thousands):
Home Robots
Product	$53,626	$34,294	$125,424	$70,932
Contract	—	25	55	25
Government & Industrial
Product	33,598	24,373	73,051	63,217
Contract	5,191	5,148	18,389	16,167

	$92,415	$63,840	$216,919	$150,341

Direct Revenue — Home Robots (in thousands)	$6,777	$7,732	$22,514	$20,456
Product Lifecycle Revenue — Government & Industrial (in thousands)	$5,977	$9,631	$11,351	$14,488

International Revenue (in thousands):
Home Robots	$14,203	$6,095	$42,784	$11,397
Government & Industrial	$4,360	$2,997	$5,570	$7,866

Average selling prices for robot units:
Home Robots	$138	$137	$150	$138
Government & Industrial (in thousands)	$87	$129	$96	$134

Gross Profit by business unit (in thousands):
Home Robots	$14,867	$8,700	$33,695	$19,969
Government & Industrial	14,063	11,412	27,063	26,484

	$28,930	$20,112	$60,758	$46,453

Units shipped by business unit:
Home Robots (in thousands)	355	229	761	456
Government & Industrial	319	114	645	363

Government & Industrial Funded Backlog (in thousands)	$36,621	$35,770	$36,621	$35,770

Days sales outstanding	48	54	48	54
Inventory turnover	5.5	3.6	5.5	3.6
Net cash used in operating activities (in thousands)	$(486)	$(18,840)	$(327)	$(14,172)
Headcount	505	418	505	418